EXHIBIT 10.8

DISTRIBUTOR AGREEMENT

     THIS AGREEMENT is made this 19th day of December, 2012, by and between World Moto Inc., with its principle place of business located in Bangkok, Thailand (the "Company") and Lucky Distributors, with its principle place of business located at 1777/0 Sukhumwit 107T. Sumrong-Nua, A. Muang Samut Prakan 10270, Thailand (the "Distributor").

     NOW, THEREFORE, in consideration of the promises hereinafter made by the parties hereto, it is agreed as follows:

I. ARTICLE

APPOINTMENT OF DISTRIBUTORSHIP

     1. Distribution Right. The Company hereby appoints and grants Distributor the non-exclusive and non-assignable right to sell the equipment of the Company ("Equipment") listed in the then current "Price List" (Exhibit "A" attached hereto) [omitted]. The distribution right shall be limited to customers who have places of business in, and will initially use the Company's products in the geographic area ("Territory") set forth in Exhibit "B" attached hereto.

     2. Prices. All prices stated are FOB the Company's offices in Thailand. Prices do not include transportation costs which shall be borne by Distributor. Prices do not include federal, state or local taxes applicable to the products sold under this Agreement. An amount equal to the appropriate taxes will be added to the invoice by the Company where the Company has the legal obligation to collect such taxes. Distributor shall pay such amount to the Company unless Distributor provides Company with a valid tax exemption certificate authorized by the appropriate taxing authority.

     3. Terms. Terms are net cash upon delivery, except where satisfactory credit is established in which case terms are net thirty (30) days from date of delivery. The Company reserves the right to revoke any credit extended at the Company's sole discretion. Distributor agrees to pay such invoices when due regardless of other scheduled deliveries. Invoices not paid within thirty (30) days of the invoice date will have one and one half percent (1-1/2%) per month finance charge assessed against the unpaid balance from the date of invoice until the date of payment.

     4. Title to Equipment. The Company hereby reserves a purchase money security interest in each unit of Equipment sold or to be sold under this Agreement and in the proceeds thereof, if Distributor shall have sold or leased a unit(s) to another party prior to Distributor paying Company the purchase price for such Unit as set forth herein, in the amount of such unit's purchase price. These interests will be satisfied by payment in full. A copy of this Agreement may be filed with the appropriate authorities at any time after the signature by the Company as a financing statement in order to perfect the Company's security interest. On the request of the Company, Distributor shall execute financing statement(s) and other instruments the Company shall desire to perfect a security interest in the Equipment for its purchase price. Title to the Equipment shall pass to Distributor upon receipt by the Company of payment in full for all amounts due for such units of Equipment.

     5. Competitive Equipment. Distributor agrees not to represent or sell other products which are deemed to be competitive with the Company's Equipment unless agreed to by the Company by written notice.

II. ARTICLE II

MARKETING AND SUPPORT

     1. Sales. Distributor shall use its best efforts to promote the sale and distribution of the Equipment and to provide adequate support, which efforts shall include the following:

          (a) Establishing and maintaining appropriate, attractive and accessible premises and facilities for the display and demonstration of Equipment;

          (b) Provide an adequate, trained sales and technical staff to promote the sale and support of the Equipment;

          (c) Undertake promotional campaigns and canvas prospective users to stimulate the sales of Equipment;

          (d) Upon being given notice by Company of this forecasting requirement, provide Company with forecasts every month of its probability requirements for the next six months for Equipment and accessories, such forecasts to be in such manner and on forms to be specified by Company and agreed to by Distributor.

     2. Advertising. Company shall, upon request, assist the Distributor on all advertising, sales promotion, and public relations campaigns to be conducted, including providing Distributor with documentation of previous promotional campaigns conducted in connection with the Equipment, and shall provide necessary technical information and assistance.

     3. Training. Company shall furnish training of Distributor's sales and technical representatives at various times and locations as shall be designated for this purpose by Company. Enrollment in training courses shall be limited to a reasonable number of persons who shall be sufficiently qualified to take the courses. Distributor shall pay the salaries and all travel and lodging expenses and subsistence of its representatives.

III. ARTICLE III

DELIVERY

     1. Purchase Orders. Distributor shall order Equipment by written notice to Company. Each order shall specify the number of units to be shipped, the type of units to be shipped (as identified by Company model number designations indicated in the Price List) including all optional features, the desired method of shipment and the installation site. Company shall indicate its acceptance of such release by returning a signed copy to Distributor. Company agrees to ship units to Distributor as close as possible to the delivery schedule set forth in each order as accepted by Company, unless Company otherwise indicates in writing. Company shall not be required to honor any release which: (a) specifies a shipping date earlier than Company's then current delivery schedule for the date such release is received by Company and/or (b) specifies a quantity to be delivered in any one month within the current delivery schedule which is greater than one hundred percent (100%) of the total quantity shipped in the preceding sixty (60) day period.

     2. Equipment Acceptance. The criterion for acceptance of Company Equipment by Distributor shall be the successful operation of the Equipment using Company's standard test procedures and diagnostic test programs applicable to the Equipment involved.

     3. Shipment. All shipments of Equipment shall be made FOB Company's plant and liability for loss or damage in transit, or thereafter, shall pass to Distributor upon Company's delivery of Equipment to a common carrier for shipment. Shipping dates are approximate and are based, to a great extent, on prompt receipt by Company of all necessary ordering information from Distributor. Distributor shall bear all costs of transportation and insurance and will promptly reimburse Company if Company prepays or otherwise pays for such expenses. Company shall not be in default by reason of any failure in its performance under this Agreement if such failure results from, whether directly or indirectly, fire, explosion, strike, freight embargo, Act of God or of the public enemy, war, civil disturbance, act of any government, de jure or de facto, or agency or official thereof, material or labor shortage, transportation contingencies, unusually severe weather, default of any other manufacturer or a supplier or subcontractor, quarantine, restriction, epidemic, or catastrophe, lack of timely instructions or essential information from Distributor, or otherwise arisen out of causes beyond the control of the Company. Nor shall the Company at any time be liable for any incidental, special or consequential damages.

     4. Delay. Distributor may delay for a period of thirty (30) days upon giving the Company written notice at least fifteen (15) days prior to the scheduled delivery date. In the event distributor delays delivery for more than thirty (30) days with notification as set forth above, or for a period of more than five (5) days written notice, Distributor shall pay to Company, as a service charge, an amount equal to 1/360th of twenty five percent (25%) of the Purchase Price for each day of such delay to be computed from the first day of such delay through the termination of such delay.

     5. Cancellation. Distributor may, at any time prior to the scheduled date of shipment, cancel any or all Equipment on order upon giving timely written notice and upon payment of the following cancellation charges for each unit canceled. The cancellation charges, intended as liquidated damages and not penalties, are as follows:

Number of Days Prior to Scheduled Date of Shipment that Notice of Cancellation is Received by Company:	Cancellation Charges Expressed as a Percentage of Purchase Price:
0-5 days	75%
5-15 days	65%
16-30 days	45%
31 days or more	0%

IV. ARTICLE IV

PROPRIETARY RIGHTS

     1. Use of Company Name. Company expressly prohibits any direct or indirect use, reference to, or other employment of its name, trademarks, or trade name exclusively licensed to Company, except as specified in this Agreement or as expressly authorized by Company in writing. All advertising and other promotional material will be submitted to Company at least two weeks in advance and will only be used if Company consents thereto, which consent shall not be unreasonably withheld. Company hereby authorizes and requires Distributor's use of the Company's insignia or lettering which will be on the products at the time of the delivery. Company hereby authorizes the Distributor's use of the legend set forth below. The Company shall submit to the Distributor in writing full particulars prior to any use of the authorized legends, on stationery, invoices, promotion material or otherwise, and shall not proceed with such use unless and until the Company's written approval shall have been received.

     Authorized legend shall be the following:

     Moto-Meter

If the authorized legend is used on any stationery, invoices, promotion material or otherwise by Distributor, Distributor will, on termination of this, or upon request of Company, discontinue the use of such legend on any stationery, invoices, promotion material or otherwise and thereafter will not use, either directly or indirectly in connection with its business, such legend or any other names, titles of expressions so nearly resembling the same as would likely lead to confusion or uncertainty, or to deceive the public.

     2. Patent Indemnity. Company agrees, at its own expense, to indemnify, defend and hold harmless each Distributor and its customers from and against every expense, damage, cost and loss (including attorneys' fees incurred) and to satisfy all judgments and decrees resulting from a claim, suit or proceeding insofar as it is based upon an allegation that the Equipment or any part thereof furnished by Company or any process which is practiced in the customary use of the Equipment is or has been infringing upon any patent, copyright or proprietary right, if Company is notified promptly of such claim in writing and given authority, and full and proper information and assistance (at Company's expense) for the defense of same. In case the Equipment, or any part thereof, in such suit is held to constitute an infringement and the use of said Equipment or part is enjoined, Company shall, in its sole discretion and at its own expense, either procure for the indemnitee the right to continue using said Equipment or part or replace or modify the same with nonperformance or capacity or affect its compatibility with the hardware or firmware comprising the Equipment or the software utilized thereon.

     3. Drawings and Data. The Company normally supplies all necessary data for the proper installation, test, operation and maintenance of its Equipment. Portions of this data are proprietary in nature and will be so marked. The Distributor agrees to abide by the terms of such markings and to be liable for all loss or damage incurred by the Company as a result of the improper or unauthorized use of such data. The Company retains for itself all proprietary rights in and to all designs, engineering details, and other data pertaining to any Equipment specified in the contract and to all discoveries inventions, patent rights, etc., arising out of work done in connection with the contract and to any and all Equipment developed as a result thereof, including the sole right to manufacture any and all such products. The Distributor shall not contact the Company's suppliers, or any other person, for the purpose of manufacture.

     4. Title to Products and Documentation Package. Distributor acknowledges that the Equipment and documentation listed in Schedule 1 are the property of Company, and that the products are being made available to Distributor in confidence and solely on the basis of its confidential relationship to Company, Distributor agrees not to print, copy, provide or otherwise make available, in whole or in part, any portion of an original or modified Equipment Documentation Package or related materials.

V. ARTICLE V

WARRANTY

     1. Equipment Warranty. Company warrants that Distributor shall acquire Equipment purchased hereunder free and clear of all liens and encumbrances except for Company's purchase money security interest defined in Articles I, 4, above. Company further warrants all Equipment to be free from defects in material or workmanship under normal use and service for a period of [e.g., three hundred sixty (360) days] from the date of delivery. All repair covered by this warranty must be done at Company's factory, or other such warranty repair facilities of Company as designated by Company unless Company specifically directs that this service be performed at another location. Any defect corrected within three hundred sixty (360) days and found to be within this scope of the warranty will be repaired by Company and all charges for labor and material, will be borne by Company. If it is determined that either no fault exists in Company, or the damage to be repaired was caused by negligence of Distributor, its agents, employees or customers, Distributor agrees to pay all charges associated with each such repair. THIS CONSTITUTES THE SOLE WARRANTY MADE BY COMPANY EITHER EXPRESSED OR IMPLIED. THERE ARE NO OTHER WARRANTIES EXPRESSED OR IMPLIED WHICH EXTEND BEYOND THE FACE HEREOF, HEREIN, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL COMPANY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES AND DISTRIBUTOR'S REMEDIES SHALL BE LIMITED TO REPAIR OR REPLACEMENT OF NONCONFORMING UNITS OR PARTS.

     2. Misuse of Equipment. Any tampering, misuse or negligence in handling or use of Equipment renders the warranty void. Further, the warranty is void if, at any time, Distributor attempts to make any internal changes to any of the components of the Equipment; if at any time the power supplied to any part of the Equipment exceeds the rated tolerance; if any external device attached by Distributor creates conditions exceeding the tolerance of the Equipment; or if any time the serial number plate is removed or defaced. OPERATION OF THE EQUIPMENT THAT RENDERS THIS WARRANTY VOID WILL BE DEFINED TO INCLUDE ALL OF THE POSSIBILITIES DESCRIBED IN THIS PARAGRAPH, TOGETHER WITH ANY PRACTICE WHICH RESULTS IN CONDITIONS EXCEEDING THE DESIGN TOLERANCE OF THE EQUIPMENT.

VI. ARTICLE VI

SPARES

     1. Availability. Spares, as used herein, shall be defined as Company's standard sub assemblies and parts used to fabricate and/or repair the Equipment manufactured by the Company. Company shall make spares for purchase by Distributor for a period of not less than five (5) years after shipment of the last unit to Distributor hereunder. Such spares will be available to Distributor at prices, terms and conditions in effect at the time such spares are purchased. No provision in this Paragraph, or in any other part of this Agreement, shall relieve Distributor of Distributor's responsibility to stock spares. Distributor is expected to maintain an adequate inventory of spares to support the Equipment purchased hereunder.

VII. ARTICLE VII

DURATION OF AGREEMENT

     1. Term. The term of this Agreement shall be for five years from the date hereof, unless sooner terminated. Termination shall not relieve either party of obligations incurred prior thereto.

     2. Termination. This Agreement may be terminated only:

     (a) By either party for substantial breach of any material provision of this Agreement by the other, provided due notice has been given to the other of the alleged breach and such other party has not cured the breach within thirty (30) days thereof; or

     (b) By the Company if: there is an unacceptable change in the control or management of the Distributor; if the Distributor ceases to function as a going concern or makes an assignment for the benefit of creditors; if a petition in bankruptcy is filed by or against the Distributor, resulting in an adjudication of bankruptcy; or, if the Distributor fails to pay its debts as they become due and provided due notice has been given by the Company to the Distributor and the Distributor has not cured such breach within thirty (30) days thereof;

     (c) By Company any time after the end of the third year of this Agreement, upon the Company giving the Distributor ninety (90) days advanced written notice of its intention to so terminate;

     (d) Upon termination of this Agreement all further rights and obligations of the parties shall cease, except that Distributor shall not be relieved of (i) its obligation to pay any monies due, or to become due, as of or after the date of termination, and (ii) any other obligation set forth in this Agreement which is to take effect after the date of termination. Distributor shall have the right to continue to purchase spare parts in accordance with Article VI.

VIII. ARTICLE VIII

NOTICES

     1. Notice or Communication. Any notice or communication required or permitted hereunder (other than Administrative Notice) shall be in writing and shall be sent by registered mail, return receipt requested, postage prepaid and addressed to the addresses set forth below or to such changed address as any party entitled to notice shall have communicated in writing to the other party. Notices and communications to Company shall be sent to:

World Moto, Inc.
1777 Moo 6 Soi Sukhumvit 107
Sukhumvit Road, North Sumrong,
Amphur Muang, Samut Prakan,
Bangkok, Thailand
10270

Notices and communications to Distributor shall be sent to address shown on first page of this Agreement. Any notices or communications to either party hereunder shall be deemed to have been given when deposited in the mail, addressed to the then current address of such party.

     2. Date of Effectiveness. Any such notice or communication so mailed shall be deemed delivered and effective 6 working days after mailing thereof by priority express postal courier, where a working day is to be considered based on the normal schedule of the postal service at the location of the recipient of the communication.

IX. ARTICLE IX

GENERAL PROVISIONS

     1. Relationship of Parties. The relationship between the parties established by this Agreement shall be solely that of vendor and vendee and all rights and powers not expressly granted to the Distributor are expressly reserved to the Company. The Distributor shall have no right, power or authority in any way to bind the Company to the fulfillment of any condition not herein contained, or to any contract or obligation, expressed or implied.

     2. Independence of Parties. Nothing contained in this Agreement shall be construed to make the Distributor the agent for the Company for any purpose, and neither party hereto shall have any right whatsoever to incur any liabilities or obligations on behalf or binding upon the other party. The Distributor specifically agrees that it shall have no power or authority to represent the Company in any manner; that it will solicit orders for products as an independent contractor in accordance with the terms of this Agreement; and that it will not at any time represent the Company in any manner; that it will solicit orders for products as an independent contractor in accordance with the terms of this Agreement; and that it will not at any time represent orally or in writing to any person or corporation or other business entity that it has any right, power or authority not expressly granted by this Agreement.

     3. Indemnity. The Distributor agrees to hold the Company free and harmless from any and all claims, damages, and expenses of every kind or nature whatsoever (a) arising from acts of the Distributor; (b) as a direct or indirect consequence of termination of this Agreement in accordance with its terms; or (c) arising from acts of third parties in relation to products sold to the Distributor under this Agreement, including, but not limited to execution of liens and security interests by third parties with respect to any such products.

     4. Assignment. This Agreement constitutes a personal contract and Distributor shall not transfer or assign same or any part thereof without the advance written consent of Company.

     5. Entire Agreement. The entire Agreement between the Company and the Distributor covering the Equipment is set forth herein and any amendment or modification shall be in writing and shall be executed by duly authorized representatives in the same manner as this Agreement. The provisions of this Agreement are severable, and if any one or more such provisions are determined to be illegal or otherwise unenforceable, in whole or in part, under the laws of any jurisdiction, the remaining provisions or portions hereof shall, nevertheless, be binding on and enforceable by and between the parties hereto. Any provisions, terms or conditions of Distributor's Purchase Orders which are, in any way contradicting of this Agreement, except those additional provisions specifying quantity and shipping instructions, shall not be binding upon Company and shall have no applicability to the sale of goods by Company to Distributor.

     6. Applicable Law. This Agreement shall be governed by the laws of the State of Nevada and is accepted by Company at its Corporate Office at 1777 Moo 6 Soi Sukhumvit 107, Tambon North Sumrong, Ampur Muang, Samut Prakan, 10270 Thailand. All payments hereunder shall be made at Company's offices at 1777 Moo 6 Soi Sukhumvit 107, Tambon North Sumrong, Ampur Muang, Samut Prakan, 10270 Thailand. Company's rights granted hereby are cumulative and in addition to any rights it may have at law or equity.

     7. Separate Provisions. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date and year indicated above.

World Moto Inc.

By: /s/ Paul Giles

(President, World Moto, Inc.)

DISTRIBUTOR

By: /s/ Bangon Noithong

(Authorized Officer, Lucky Distributors)